SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by Party other than the Registrant [ ]
Check the appropriate box:
  [ ]    Preliminary Proxy Statement
  [ ]    Confidential, for Use of the Commission Only
         (as permitted by Rule 14-6(e)(2))
  [X]    Definitive Proxy Statement
  [ ]    Definitive Additional Materials
  [ ]    Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                        BNP Residential Properties, Inc.
                    (formerly Boddie-Noell Properties, Inc.)


Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1)      Title of each class of securities to which transaction applies:
         2)      Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)      Proposed maximum aggregate value of transaction:
         5)      Total fee paid:

  [ ]  Fee paid previously with preliminary materials

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:
         2)      Form, Schedule or Registration Statement No.:
         3)      Filing Party:
         4)      Date Filed:

BNP RESIDENTIAL PROPERTIES, INC.
(formerly Boddie-Noell Properties, Inc.)
-------------------------------------------------------------------------------
3850 One First Union Center, Charlotte, NC  28202-6032, Telephone 704/944-0100


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 25, 2000


     The annual meeting of shareholders of BNP Residential Properties, Inc. (the "Company"), formerly Boddie-Noell Properties, Inc., will be held at the Hilton Hotel in downtown Charlotte, North Carolina, on Thursday, May 25, 2000, at 2:00 p.m., for the following purposes:

1.    To elect two directors;
2. To transact such other business that may properly come before the meeting or any adjournments thereof.

     April 7, 2000, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     We cannot conduct the proposed business at the annual meeting unless the holders of a majority of the shares of the company outstanding on the record date are present in person or by proxy. Therefore, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                        By Order of the Board of Directors,


                                        PHILIP S. PAYNE

                                        Executive Vice President, Treasurer, and
                                        Chief Financial Officer

April 24, 2000


-------------------------------------------------------------------------------
                                    IMPORTANT
      Shareholders can help the company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly returning the enclosed proxy. Please mark, date, sign and return the enclosed proxy in order that the necessary quorum may be represented at the meeting. The enclosed envelope requires no postage if mailed in the United States.
-------------------------------------------------------------------------------

BNP RESIDENTIAL PROPERTIES, INC.
(formerly Boddie-Noell Properties, Inc.)
-------------------------------------------------------------------------------
3850 One First Union Center, Charlotte, NC  28202-6032, Telephone 704/944-0100





               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 25, 2000

April 24, 2000

      The Board of Directors of BNP Residential Properties, Inc. solicits the enclosed proxy for use at the annual meeting of shareholders to be held on Thursday, May 25, 2000. We expect to mail the proxy, proxy statement and notice of meeting to shareholders on April 25, 2000.

      We may also solicit proxies by personal interview or telephone. In addition to directors or officers of the company, certain independent solicitation agents may solicit proxies. We have retained Corporate Communications, Inc. and First Union National Bank to assist in identifying and contacting shareholders for the purpose of soliciting proxies. We expect the cost of these services to be approximately $6,000, exclusive of certain other fees we pay to First Union National Bank and Corporate Communications, Inc. related to the meeting. BNP Residential Properties, Inc. will bear the costs of this solicitation.

      Holders of record of shares of BNP Residential Properties, Inc. common stock as of the close of business on April 7, 2000, the record date, are entitled to receive notice of and to vote at the meeting. A shareholder of record on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. At the close of business on April 7, 2000, there were 5,706,950 shares of common stock issued and outstanding.

      You may revoke your proxy at any time before it is exercised, by filing with the company a written notice of your revocation, by delivering a duly executed proxy bearing a later date, or by voting in person at the meeting. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person. Executing your proxy will not, in any way, affect your right to attend the meeting, revoke your proxy, and vote in person.

      Every proxy returned in time to be voted at the meeting will be voted. If a specification is made with respect to any proposal, the proxy will be voted accordingly. If no specification is made, the proxy will be voted in favor of the proposal.

      With respect to Proposal One, Election of Directors, the two nominees receiving the highest number of votes will be elected. Abstentions on Proposal One, Election of Directors, will not affect the election of the candidates receiving the most votes.

      No appraisal or dissenters' rights are available with respect to any matters to be voted upon at the meeting.

PROPOSALS OF SHAREHOLDERS

      We hereby give notice that any shareholder proposals for inclusion in proxy solicitation material for the next annual meeting must be received at the BNP Residential Properties, Inc. executive offices no later than December 26, 2000. Any such proposals must comply with requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

      Under our bylaws, we must receive any shareholder proposal to be presented in connection with our 2001 annual meeting by February 24, 2001.

GENERAL

      The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the shares covered by such proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy, unless a contrary intent is specified by the shareholder.

      Your vote is important. If you cannot attend the meeting, please take time to complete the enclosed proxy card and return it in the envelope provided.


                                        By Order of the Board of Directors,


                                        PHILIP S. PAYNE

                                        Executive Vice President, Treasurer, and
                                        Chief Financial Officer

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS


      Our Board of Directors consists of seven directors. In March 1999, we changed our bylaws to allow for directors' terms of office to expire on a staggered basis. This year we need to elect two directors to serve for a period of three years, until the 2003 annual meeting, or until their successors are elected and qualified.

      Terms of office for William H. Stanley and W. Michael Gilley expire at the 2000 annual meeting of shareholders. Messrs. Stanley and Gilley are nominees for election to the Board of Directors to serve for a period of three years, until the 2003 annual meeting, or until each director's successor is elected and qualified.

      The current directors hold office for the terms described below or until their successors are elected and qualified. We have set forth below a listing and brief biography of each of the current directors, including those persons nominated for election to the Board of Directors:

           Name                 Age                        Position                        Director Since
---------------------------- ---------- ------------------------------------------------ -------------------
Directors serving until the 2002 annual meeting:
B. Mayo Boddie                   70     Director, Chairman of the Board                  April 1987
D. Scott Wilkerson               42     Director, President and                          December 1997
                                           Chief Executive Officer
Paul G. Chrysson                 44     Director                                         December 1997

Directors serving until the 2001 annual meeting:
Philip S. Payne                  48     Director, Executive Vice President,              December 1997
                                           Treasurer and Chief Financial Officer
Stephen R. Blank                 54     Director                                         May 1999

Directors serving until the 2000 annual meeting and current nominees:
William H. Stanley               74     Director                                         April 1987
W. Michael Gilley                44     Director                                         December 1997

     B. Mayo Boddie--Chairman of the Board of Directors. Mr. Boddie was one of our founders and a co-founder of Boddie-Noell Enterprises, Inc. ("Enterprises") in 1961. He serves as Chairman of the Board of Directors of both companies. Mr. Boddie served as chief executive officer of the company from its inception until April 1995. Mr. Boddie serves as a director of First Union National Bank of North Carolina.

     D. Scott Wilkerson--Director, President and Chief Executive Officer. Mr. Wilkerson joined BT Venture Corporation, which was subsequently purchased by Boddie-Noell Properties, in 1987 and served in various officer level positions, including Vice President of Administration and Finance and Vice President for Acquisitions and Development before becoming President in January 1994. He was named Chief Executive Officer in April 1995 and a Director in December 1997. From 1980 to 1986, Mr. Wilkerson was with Arthur Andersen LLP, in Charlotte, North Carolina, serving as tax manager from 1985 to 1986. His specialization was in the representation of real estate investors, developers and management companies. Mr. Wilkerson received a BS degree in accounting from the University of North Carolina at Charlotte in 1980. He is a certified public accountant and licensed real estate broker. He serves on the boards of directors of the National Multifamily Housing Council and the Apartment Association of North Carolina, and he is President of the Charlotte Apartment Association. He is active in various professional, civic and charitable activities.

     Philip S. Payne--Director, Executive Vice President, Treasurer and Chief Financial Officer. Mr. Payne joined BT Venture Corporation, which was subsequently purchased by Boddie-Noell Properties, in 1990 as Vice President of Capital Market Activities and became Executive Vice President and Chief Financial Officer in January 1993. He was named Treasurer in April 1995 and a Director in December 1997. From 1987 to 1990 he was a principal in Payne Knowles Investment Group, a financial planning firm. From 1983 to 1987 he was a registered representative with Legg Mason Wood Walker. From 1978 to 1983, Mr. Payne practiced law, and he currently maintains his license to practice law in Virginia. He received a BS degree from the College of William and Mary in 1973 and a JD degree in 1978 from the same institution. Mr. Payne is a member of the Editorial Board of Real Estate Portfolio, a publication of the National Association of Real Estate Investments Trusts. He serves on the board of directors of the National Multifamily Housing Council.

     Stephen R. Blank--Director. Mr. Blank is a Senior Fellow, Finance, with the Urban Land Institute. From 1993 to 1998, he was the Managing Director for Real Estate Investment Banking with CIBC Oppenheimer Corp. He is an independent trustee of Ramco-Gershenson Properties Trust and Atlantic Realty Trust, and a director of WestCoast Hospitality Corporation.

     Paul G. Chrysson--Director. Mr. Chrysson is President of C.B. Development Company, Inc., a developer of single family and multi-family residential properties. Mr. Chrysson is on the Board of Directors of Amos Cottage Children's Hospital and Greenbriar Corporation. He is also on the Board of Advisors of Wachovia Bank (Forsyth County). He is a former director of Triad Bank and United Carolina Bank (North Carolina). He has also served on the boards of various charitable organizations. He has been a licensed real estate broker since 1974 and a licensed contractor since 1978.

     W. Michael Gilley--Director. Mr. Gilley is President of Bartram Investment Properties, Inc., and is a developer of single family and multi-family residential properties. From January 1995 to January 1997, he was Executive Vice President of Greenbriar Corporation. He also served on their Board of Directors from September 1994 to September 1996. He has been a licensed real estate broker since 1984.

     William H. Stanley--Director. Mr. Stanley is retired from the positions of Chairman of the Board of Directors and Chief Executive Officer of Peoples Bank and Trust Company. Mr. Stanley serves as a director of Ellett Bros., Inc. and Rocky Mount Mills.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors of the company recommends a vote FOR William H. Stanley and W. Michael Gilley as directors to hold office for the three-year terms, expiring at the 2003 annual meeting or shareholders, or until their successors are elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

      The Board of Directors met 10 times during the year ended December 31, 1999, including six meetings held by telephone. The Board of Directors has two committees - the Audit Committee and the Management Compensation Committee.

      The Audit Committee consists of Messrs. Stanley (Chairman), Blank, and Gilley. The committee recommends to the Board of Directors the engagement of the independent public accountants of the company and reviews with the independent public accountants the scope and results of the company's audits and the company's internal accounting controls. During 1999, the Audit Committee held two meetings.

      The Management Compensation Committee consists of Messrs. Chrysson (Chairman), Blank, Gilley, Stanley, and Douglas E. Anderson, who is a non-compensated officer of the company. The committee is responsible for ensuring that a proper system of short- and long-term compensation is in place to provide performance-oriented incentives to management. During 1999, the Management Compensation Committee held one meeting.

COMPENSATION OF DIRECTORS

      During 1999, we paid directors' fees to each director who is not an executive officer of the company. During the year ended December 31, 1999, Messrs. Boddie, Blank, Chrysson, Gilley and Stanley were each paid annual retainers of $10,000 plus fees totaling approximately $4,400 each for participation in board meetings and approximately $300 each for participation in committee meetings. Messrs. Wilkerson and Payne did not receive any compensation for their service as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Anderson, who is a member of the Management Compensation Committee, serves without compensation as a vice president and secretary of the company. No other member of the Management Compensation Committee was or is an officer or employee of the company.

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. We reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, we have discussed with the independent auditors their independence from management and the company, including the matters in the written disclosures required by the Independence Standards Board of the American Institute of Certified Public Accountants.

      We discussed with the company's independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee held two meetings during fiscal 1999.

      We relied on the reviews and discussions referred to above. Based on this reliance, we recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 1999, for filing with the Securities and Exchange Commission. We recommended, and the Board approved, the selection of Ernst & Young LLP as the company's independent auditors for the fiscal year ending December 31, 2000.

      In February 2000, the Board of Directors approved a new Audit Committee Charter. A copy of this charter is included as Exhibit A to this proxy statement. We have met with the company's independent auditors and management to discuss the duties and responsibilities imposed by the charter and to coordinate implementation of the charter.

April 24, 2000                                       Audit Committee

                                                     William H. Stanley
                                                     Stephen R. Blank
                                                     W. Michael Gilley

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                             EXECUTIVE COMPENSATION

      The following tables provide information regarding the annual and long-term compensation of our chief executive officer and the other most highly paid executive officers whose total salary and bonus exceeded $100,000 in 1999. We refer to them as the "named executive officers."

                           Summary Compensation Table

                                                                                            Long-Term
                                                     Annual Compensation                   Compensation
                                                   ------------------------ All Other    ------------------
        Name and Principal Position          Year    Salary      Bonus     Compensation     Options (#)
-----------------------------------------------------------------------------------------------------------
D. Scott Wilkerson, President and            1999    $160,000     $    0          $0              0
Chief Executive Officer                      1998     160,000     50,000           0         50,000
                                             1997     139,920     30,000           0         50,000

Philip S. Payne, Executive Vice              1999    $160,000     $    0          $0              0
President, Treasurer and                     1998     160,000     50,000           0         50,000
Chief Financial Officer                      1997     139,920     30,000           0         50,000

Pamela B. Bruno, Vice President,             1999    $103,500     $    0          $0              0
Controller and Chief Accounting              1998     103,500     20,000           0         20,000
Officer                                      1997      90,000     10,000           0         10,000


                           1999 Year-End Option Values

                                      Number of Securities
                                     Underlying Unexercised           Value of Unexercised In-the-Money
                                   Options at Fiscal Year End             Options at Fiscal Year End
           Name                    Exercisable/Unexercisable            Exercisable/Unexercisable (1)
------------------------------------------------------------------------------------------------------------
D. Scott Wilkerson                  87,500              62,500                  -                    -

Philip S. Payne                     87,500              62,500                  -                    -

Pamela B. Bruno                     20,000              20,000                  -                    -

(1)   Based on the closing price of $8.375 per share of common stock on December 31, 1999.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      In July 1997, we entered into substantially identical employment agreements with D. Scott Wilkerson (President and Chief Executive Officer) and Philip S. Payne (Executive Vice President and Chief Financial Officer). The term of the agreements is four years, subject to automatic annual renewal for additional one-year periods extending the term to a maximum of ten years. The agreements provide for initial annual base salaries of $139,920, annual discretionary bonuses as determined by the Board of Directors, and participation in an incentive compensation plan we intend to establish, along with specified death and disability benefits. The agreements provide for severance payments equal to base salary for the remaining term of the contract (excluding any unexercised renewal periods) in the event of termination without cause. In the event of a change in control of the company, the agreements provide for payments of three times base salary, discretionary bonus and annual bonus. In addition, the agreements provide for a lump sum cash payment of the benefit the executive would otherwise have received had all stock options and other stock based compensation been fully vested, been exercised and become due and payable.

      Also in July 1997, we entered into an employment agreement with Pamela B. Bruno (Vice President, Controller and Chief Accounting Officer). The two-year agreement is substantially identical to the agreements signed by Messrs. Wilkerson and Payne, except that this agreement provides for a base salary of $90,000 and limits severance payments to no more than the greater of the then remaining term of the agreement or one year's total compensation.

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Management Compensation Committee is providing this report to assist shareholders in understanding our objectives in establishing the compensation of our executive officers. The Management Compensation Committee is responsible for establishing and administering the company's executive compensation plan.

      We believe that the executive officers' compensation should:

o     Link rewards to business results and shareholder returns;

o Encourage creation of shareholder value and achievement of strategic objectives;

o Maintain an appropriate balance between base salary and short- and long-term incentive opportunity;

o     Attract and retain, on a long-term basis, high-caliber personnel; and

o Provide total compensation opportunity that is competitive with other REITs, taking into account relative company size and performance, as well as individual responsibilities and performances.

There are three key components to the executive compensation program: base pay, short-term incentives and long-term incentives.

      Base pay for the executive officers is designed to be competitive with that paid by other REITs, considering the size of the company and individual responsibilities and performance. We review base pay for the executive officers annually.

      We base short-term incentives, generally cash payments, on the attainment of certain targeted performance results. These targets include measures such as total shareholder return, operating earnings, funds from operations, cash flow, and increasing the size and diversity of our portfolio. Individual awards depend on our assessments of individual performance and the company's success in meeting the specified targets.

      Long-term incentives may include a variety of incentives, including stock options, stock appreciation rights, phantom stock and direct grants of the company's stock. The company has reserved 570,000 shares of common stock for issuance under the Stock Option and Incentive Plan that was adopted in 1994. As of December 31, 1999, options for 430,000 shares of common stock were outstanding.

1999 Compensation of the CEO

      D. Scott Wilkerson became president of the company on October 1, 1994, and was named chief executive officer in April 1995. Mr. Wilkerson's employment contract, effective July 1997, provides for an initial base salary of $139,920, annual discretionary bonuses, and participation in an incentive compensation plan we intend to establish. The Management Compensation Committee determined Mr. Wilkerson's 1999 base salary of $160,000 in the same manner as described above for other executive officers.

April 24, 2000                               Management Compensation Committee

                                             William H. Stanley
                                             Stephen R. Blank
                                             Paul G. Chrysson
                                             W. Michael Gilley
                                             Douglas E. Anderson

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides certain information regarding beneficial ownership of common stock as of April 1, 2000, by each of the named executive officers, and by all directors and officers as a group. We do not know of any single person or group who is the beneficial owner of more than 5% of the company's common stock.


                                                                              Shares Beneficially Owned
                        Directors and Officers                                Number              Percent
----------------------------------------------------------------------- ------------------- -------------------
B. Mayo Boddie                                                                195,466                  3.4%
D. Scott Wilkerson (1)                                                        127,070                  2.2%
Philip S. Payne (1)                                                           127,070                  2.2%
Stephen R. Blank                                                                    0                     *
Paul G. Chrysson (2)                                                          245,657                  4.1%
W. Michael Gilley (3)                                                         238,565                  4.0%
William H. Stanley                                                              4,000                     *
Douglas E. Anderson (4)                                                        55,671                     *
Pamela B. Bruno (5)                                                            22,575                     *

All directors and executive officers as a group (9 persons) (6)             1,016,074                 15.9%
* Less than 1 percent.

(1) Number and percent of shares beneficially owned includes exercisable options for 87,500 shares. Messrs. Wilkerson and Payne each own 41 shares (representing in the aggregate a 2.5% economic interest) of the Class A (voting) stock of BNP Management, inc., a subsidiary of the company.
(2) Number and percent of shares beneficially owned includes 245,657 units in Boddie-Noell Properties Limited Partnership, the company's Operating Partnership, owned by Mr. Chrysson, which are convertible, at the option of the company, into shares of common stock.
(3) Number and percent of shares beneficially owned includes 233,565 units in Boddie-Noell Properties Limited Partnership, the company's Operating Partnership, owned by Mr. Gilley, which are convertible, at the option of the company, into shares of common stock.
(4) Number and percent of shares beneficially owned includes exercisable options for 15,000 shares.
(5) Number and percent of shares beneficially owned includes exercisable options for 20,000 shares.
(6) Number and percent of shares beneficially owned includes exercisable options for 210,000 shares held by directors and officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BNP RESIDENTIAL PROPERTIES, INC. AND B. MAYO BODDIE

     B. Mayo Boddie, Chairman of our Board of Directors, is Chairman of the Board of Directors and Chief Executive Officer of Enterprises. Mr. Boddie and certain of his family members are the sole owners of Enterprises. We lease 44 restaurant properties to Enterprises. See "BNP Residential Properties, Inc. and Boddie-Noell Enterprises" below.

     Mr. Boddie is a shareholder and director of Boddie Investment Company. See "BNP Residential Properties, Inc. and Boddie Investment Company" below.

     Mr. Boddie was a shareholder and director of BT Venture Corporation. We acquired BT Venture Corporation in 1994 for a total contract price of $24.9 million. As part of the acquisition, the former shareholders of BT Venture Corporation have indemnified the company, subject to certain limitations, against any claim against us that we assume as a result of our being the successor-in-interest to BT Venture Corporation.

     B. Mayo Boddie received $14,400 compensation for his services as Chairman and Director of the company in 1999.

BNP RESIDENTIAL PROPERTIES, INC. AND BODDIE-NOELL ENTERPRISES, INC.

     In 1987 we purchased 47 existing restaurant properties from BNE Realty Partners, Limited Partnership, an affiliate of Enterprises, for an aggregate purchase price of $43.2 million. Concurrent with our acquisition of the properties, we leased them on a triple-net basis to Enterprises under a master lease. The master lease, as amended in December 1995, has a primary term expiring in December 2007, but grants Enterprises three five-year renewal options. Under the amended lease, Enterprises pays annual rent equal to the greater of specified minimum rent or 9.875% of food sales from the restaurants. Enterprises operates the restaurants under franchise agreements with Hardee's Food Systems, Inc.

     Until June 1999, the minimum rent was $4.5 million per year. In June 1999, Enterprises closed three restaurants under the "non-economic" provision of the master lease. In conjunction with these closings, we sold the three restaurants to Enterprises for $2.1 million, an amount equal to their net book value. Subsequent to the closing, the minimum rent was reduced to $4.2 million per year.

     For the year ended December 31, 1999, the master lease with Enterprises resulted in rental income of $4.3 million, or approximately 13% of our total revenues. Enterprises is responsible for all taxes, utilities, insurance, maintenance, and alteration expenses relating to the operation of the restaurant properties.

     In connection with the acquisition of BT Venture Corporation in 1994, we assumed a note payable to Enterprises in the amount of $6.1 million, with interest at a variable rate equal to the 30-day LIBOR rate plus 1.5%, capped at 8.0%. Payments were interest only and paid quarterly. We made a cash payment of $6.1 million to Enterprises to retire the note in May 1999. Interest on this note was $132,000 in 1999.

BNP RESIDENTIAL PROPERTIES, INC. AND BODDIE INVESTMENT COMPANY

     BNP Management, Inc., our unconsolidated subsidiary, provides fee management of five limited partnerships and the apartment communities and shopping center owned by those partnerships. Boddie Investment Company is the general partner of these limited partnerships. BNP Management had revenues of $472,000 from these limited partnerships in 1999.

     In February 1997, we entered into a participating loan agreement with The Villages of Chapel Hill Limited Partnership, a limited partnership whose general partner is Boddie Investment Company. Under the terms of the agreement, we advanced The Villages $2.5 million, of which $1.9 million was repaid in February 1999. We also provided a guarantee of $1.5 million on a note payable by The Villages to a bank. During 1999, we earned $188,000 in interest and fees related to this participating loan agreement and incurred $63,000 in interest expense to fund the advances.

BNP RESIDENTIAL PROPERTIES, INC. AND THE CHRYSSON PARTIES

     In September 1997, we signed an agreement with Paul and James Chrysson and certain of their affiliates, all of whom together we refer to as the "Chrysson Parties," to acquire a portfolio of seven apartment communities containing 1,356 units located in North Carolina. Under this acquisition agreement, we acquired six apartment communities in 1997 and 1998. We refer to the acquisition of these Chrysson properties as the Chrysson acquisition. The aggregate contract purchase price of the six communities was approximately $85.9 million, including the issuance of 1,350,000 partnership units of Boddie-Noell Properties Limited Partnership and relief from $67.0 million in debt related to the communities. As part of the acquisition agreement, the Chrysson Parties appointed two members to our Board of Directors--Paul G. Chrysson and W. Michael Gilley.

     Under the terms of the Chrysson acquisition agreement, we will issue up to
1.7 million partnership units of Boddie-Noell Properties Limited Partnership. We have issued 1.3 million units to Chrysson parties, including 100,000 units issued in 1999. We will issue the remaining units upon the acquisition of the remaining apartment community that is currently under construction. In addition, as long as any of the Chrysson Parties is a member of our board of directors or the Chrysson Parties, in the aggregate, own five percent or more of the outstanding shares and operating partnership units of the company, we will have a right of first refusal to purchase any project developed in the future by a development entity owned by the Chrysson Parties. As a further condition of the acquisition agreement, the Chrysson Parties have agreed to refrain from developing any apartment communities within a three-mile radius of any apartment community we own now or in the future.


                       APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2000. Ernst & Young has served as our independent auditors since October 1996 and is considered by management to be well qualified. Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the company or any of its subsidiaries in any capacity. Representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                          STOCK PRICE PERFORMANCE GRAPH


      The following stock price performance graph compares the company's performance to the S&P 500 and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts ("NAREIT") for the last five years. The stock price performance graph assumes an initial investment on December 31, 1994, of $100 in the company and the two indexes, and further assumes the reinvestment of all dividends.

      Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.


                                [object omitted]



Data points:

                             1994         1995         1996         1997         1998          1999
                     -------------------------------------------------------------------------------
The Company                100.00       109.79       120.70       146.69       121.04        108.77
NAREIT                     100.00       115.27       155.92       187.51       154.69        145.54
S&P 500                    100.00       137.43       168.98       225.37       289.77        350.71


      The stock price performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Exhibit A
                        BNP Residential Properties, Inc.
                               Board of Directors
                             Audit Committee Charter


ORGANIZATION

This charter governs the operations of the Audit Committee. The committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom is independent of management and the company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the company's financial statements and the financial reporting process. In addition, the Audit Committee shall provide such assistance with regard to the systems of internal accounting and financial controls, the annual independent audit of the company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the company and the power to retain outside counsel or other experts for this purpose.


RESPONSIBILITIES AND PROCESSES

The primary responsibility of the Audit Committee is to oversee the company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

o The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the company's independent auditors, subject to shareholders' approval.


o The committee shall discuss with the independent auditors the overall scope and plans for their audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of the examinations.

o The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

o The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K and the annual report to the shareholders. The committee shall review with management and the independent auditors their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters that the independent auditors are required to communicate to the committee under generally accepted auditing standards.

P R O X Y               BNP Residential Properties, Inc.

         Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held on May 25,2000

The undersigned hereby:
o acknowledges receipt of the Notice of Annual Meeting of Shareholders of BNP Residential Properties, Inc. to be held on May 25, 2000, and the Proxy Statement in connection therewith;
o appoints D. Scott Wilkerson and Philip S. Payne (the "Proxies"), or either of them, each with the power to appoint a substitute; and
o authorizes the Proxies to represent and vote, as designated below, all the shares of common stock of BNP Residential Properties, Inc. held of record by the undersigned on April 7, 2000, at such Annual Meeting and at any adjournment(s) thereof.

The Board of Directors recommends a vote FOR each of these proposals:

1.   ELECTION OF DIRECTORS
     (  )FOR both nominees                        (  )WITHHOLD AUTHORITY to vote
         (except as indicated to the contrary below)       for both nominees
     NOMINEES:  William H. Stanley, W. Michael Gilley
     Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


2. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments.
     (  )FOR                                      (  )WITHHOLD AUTHORITY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WLL BE VOTED "FOR" EACH OF THE PROPOSALS TO BE VOTED UPON AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.


Dated _________________, 2000


                                        --------------------------------------

                                        --------------------------------------
                                        Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE SO AS TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.